Avondale Properties, Inc.

                            Avondale Services Corporation

                        Avondale Transportation Company, Inc.

                           Avondale Shipyard of Texas, Inc.

                        Avondale Construction Management, Inc.

                            Avondale Gulfport Marine, Inc.

                        Avondale Industries of New York, Inc.

                              Avondale Enterprises, Inc.

                          Avondale Technical Services, Inc.

                          Crawford Technical Services, Inc.

                               Genco Industries, Inc.

                            M & D Steel Fabrication, Inc.

                           AAA Quality Construction, Inc.

                          Genco Industries of Lufkin, Inc.